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                                                                    EXHIBIT 23.2



                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that in case any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring such security (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has with his consent been named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by such accountant.

         The Company's consolidated financial statements for each of the years ended 2001 and 2000, included in this Form 10-K, have been audited by Arthur Andersen LLP ("Arthur Andersen"), who issued an audit report dated March 20, 2002 on these consolidated financial statements. This audit report, a copy of which is included in this Form 10-K, is incorporated by reference into the Company's previously filed Registration Statements on Form S-8 (Nos. 33-99176 and 333-40967) and on Form S-3 (No. 333-48567) (collectively, the "Registration Statements").

         On June 20, 2002, the Company announced that the Board of Directors, upon the recommendation of its Audit Committee, decided not to reengage Arthur Andersen as its independent public accountants and engaged Deloitte & Touche LLP to serve as the Company's independent public accountants for the fiscal year 2002. The Company understands that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for the Company's audit are no longer with Arthur Andersen. Both the engagement partner and the manager for the Company's audit are no longer with Arthur Andersen and Arthur Andersen has ceased practicing before the Securities and Exchange Commission. As a result, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of their audit report with respect to the Company's financial statements. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the inclusion of their audit report in the Registration Statements, Arthur Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference into the Registration Statements or any omission of a material fact required to be stated therein. Accordingly, investors will not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K.